Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.09 PER UNIT

Distributable Cash Flow Up 18% Over Second Quarter 2009

HOUSTON, July 21, 2010 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.09 ($4.36 annualized) payable on Aug. 13, 2010, to unitholders of record as of July 30, 2010.  The distribution represents a 4 percent increase over the second quarter 2009 cash distribution per unit of $1.05 ($4.20 annualized).  KMP has increased the distribution 37 times since current management took over in February of 1997.
KMP reported second quarter distributable cash flow before certain items of $322.3 million, up 18 percent from $274.2 million for the comparable period last year.  Distributable cash flow per unit before certain items was $1.06, up 7 percent from $0.99 per unit for the second quarter of 2009.  Net income attributable to KMP before certain items was $365.3 million versus $325.8 million for the same period last year.  Including certain items, net income attributable to KMP was $361.2 million versus $323.8 million for the second quarter of 2009.  Certain items totaled a net loss of $4.2 million, which was primarily attributable to environmental remediation costs associated with a former terminal property that is expected to be sold.  The sales proceeds are expected to more than recoup the remediation costs.
For the first six months, KMP produced distributable cash flow before certain items of $676.0 million compared to $534.2 million for the first two quarters of 2009.  Distributable cash flow per unit before certain items was $2.24 versus $1.95 for the first six months last year.  Net income attributable to KMP before certain items was $744.0 million compared to $607.7 million for the same period in 2009.  Including certain items, net income attributable to KMP was $586.5 million versus $587.7 million for the first two quarters last year.
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Chairman and CEO Richard D. Kinder said, “KMP had a strong second quarter and we are delighted to increase the cash distribution per unit for the second consecutive quarter.  All five of KMP’s business segments produced higher results than in the second quarter of 2009.  Our businesses generated $810.6 million in total segment earnings before DD&A and certain items, up 14 percent from $710.6 million in the second quarter of 2009.  This increase reflects solid asset performance, contributions from expansions, acquisitions and new joint ventures, and an improvement in overall market conditions compared to a year ago.  Highlights in the second quarter included completing an approximately $921 million acquisition of 50 percent of Petrohawk Energy’s gathering and treating assets in the Haynesville Shale in Louisiana and forming our joint venture KinderHawk Field Services.  We also entered into our first major contract with a producer in the Eagle Ford Shale in Texas with our joint venture partner Copano Energy, as we continue to broaden KMP’s access to the key natural gas shale plays across the United States.  Looking ahead, we are confident that KMP will meet our previously announced budget to pay cash distributions of $4.40 per unit for the four quarters of 2010, which would be a 4.8 percent increase over the $4.20 per unit we distributed for 2009.”
Overview of Business Segments
The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $181.1 million, up 15 percent from $157.8 million for the comparable period in 2009, and is expected to meet or exceed its published annual budget of 10 percent growth.
“Growth in this segment compared to the second quarter last year was driven by strong financial performance at our Pacific pipeline and terminal operations, attributable to higher tariffs and an increase in ethanol blending,” Kinder said.  “The Southeast and West Coast terminals, along with the Central Florida Pipeline and Transmix also reported good financial results.  We continued to benefit from further increases in ethanol demand, boosted by both a mandate in California last quarter that increased the amount of ethanol blended into gasoline from 5.7 percent to 10 percent and favorable blending economics.  As we noted previously, while the growing use of ethanol as part of the country’s fuel supply tends to reduce pipeline volumes, our investments in ethanol storage and blending infrastructure have enabled us to recover those revenues and cash flows.”  In the second quarter, ethanol volumes handled in the
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products segment increased by 38 percent to 7.6 million barrels versus the second quarter of 2009.  Year to date, ethanol volumes are up 40 percent to 14.8 million barrels versus the same period last year.
Unadjusted for the Jan. 1, 2010, mandated ethanol blending change in California, total refined products volumes decreased 0.6 percent compared to the second quarter of 2009.  Adjusted for the mandated blending, total refined products volumes were favorable 0.5 percent in the second quarter.  The adjusted 2010 second quarter volume gain represents the first time volumes have been positive quarter over quarter since the third quarter of 2007.
Revenues for the second quarter were up 13.4 percent attributable primarily to both indexed and certain cost of service pipeline rate filings, as well as the revenue uplift from ethanol storage and blending in California.  An additional highlight in the quarter was a nearly 5 percent increase in volumes at the Southeast Terminals.
Overall gasoline volumes including transported ethanol on the Central Florida Pipeline were down 0.7 percent (excluding Plantation down 3.4 percent).  Adjusted for the increased ethanol blending in California, overall gasoline volumes were up 1.1 percent (excluding Plantation down 1.0 percent).  Diesel volumes were up 4.8 percent (excluding Plantation up 6 percent), reflecting increased economic activity on the West Coast.  Jet volumes declined 6.9 percent (excluding Plantation down 2.8 percent), and NGL volumes were down significantly due to lower volumes on the Cochin pipeline system.
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $185.1 million, up 12 percent from $164.6 million for the second quarter of 2009.  Including the impact of the recent Petrohawk transaction, this segment is expected to exceed its annual budget.
“Compared to the second quarter last year, this segment’s growth was driven by contributions from the Midcontinent Express (MEP) and Kinder Morgan Louisiana pipelines, which came online in August and June of 2009, respectively, and the treating assets that we purchased from Crosstex in October of 2009,” Kinder said.  “The Texas Intrastates and Rockies Express produced earnings in the second quarter that exceeded the same period a year ago and our new joint venture KinderHawk also contributed to the growth in the second quarter.”
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Overall segment transport volumes were up 17 percent compared to the second quarter last year, due primarily to MEP coming online.  Sales volumes at the intrastates were up slightly.
The CO2 business reported second quarter segment earnings before DD&A and certain items of $241.5 million, up 19 percent from $202.7 million for the same period in 2009, and, at current oil prices, is expected to fall slightly short of its published annual budget of 26 percent growth.
“Growth compared to the second quarter last year was driven by higher oil and NGL prices on unhedged volumes, a 5 percent increase in NGL sales volumes and a slight increase in CO2 delivery volumes,” Kinder said.
Average oil production at SACROC was 29.1 thousand barrels per day (MBbl/d), down from 31.1 MBbl/d for the second quarter of 2009 (which was an exceptionally high production quarter), but about flat to plan year to date.  Average oil production at the Yates Field was 24.3 MBbl/d, down from 26.8 MBbl/d for the same period last year and below plan.  “While we anticipated a decline in production at Yates, the decrease in the second quarter was more than we expected, and we are actively evaluating strategies to improve production,” Kinder said.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $59.58 versus $49.47 for the second quarter of 2009.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $48.67 for the second quarter compared to $34.02 for the same period last year.
The Terminals business produced second quarter segment earnings before DD&A and certain items of $159.0 million, up 12 percent from $142.5 million for the comparable period in 2009, and is expected to meet or be slightly below its published annual budget target of 14 percent growth.
“Results in the quarter were driven evenly by organic growth and acquisitions,” Kinder said.  “Increased capacity and throughput at Galena Park on the Houston Ship Channel, higher steel volumes across our system and an increase in bulk exports from our Gulf Coast and West Coast terminals accounted for most of our internal growth.  We also benefited from the U.S. Development and Slay acquisitions in the first quarter of this year.”
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Bulk transload tonnage increased by 27 percent to 25.2 million tons compared to the second quarter of 2009, driven primarily by increased steel volumes.  Ethanol handling was up 83 percent to 14.6 million barrels, and leasable capacity was up 5.6 percent to 58.2 million barrels due to tank expansions compared to the same period last year.
“Combined, our terminals and products pipelines business segments handled approximately 45 million barrels of ethanol through the first two quarters, as KMP continues to handle about one out of every three barrels of ethanol used in the United States,” Kinder noted.
Kinder Morgan Canada produced second quarter segment earnings before DD&A and certain items of $43.9 million versus $43.0 million in the second quarter of 2009, and is expected to be slightly above its published annual budget of 2 percent growth.  Growth compared to the second quarter last year reflects increased throughput on the Trans Mountain pipeline system driven by strong ship traffic at Port Metro Vancouver and the positive impact of the strengthening of the Canadian dollar.
Outlook
KMP previously announced that it expects to declare cash distributions of $4.40 per unit for 2010, a 4.8 percent increase over 2009, and the company is confident that it will meet that target.  “While past results certainly don’t guarantee future performance, our large footprint of diversified assets continues to generate stable, substantial cash flow in all types of market conditions,” Kinder said.  “The great majority of the $3.4 billion in segment earnings before DD&A that is included in our annual budget is secured by contracts and not subject to volatility.  Looking ahead, we believe that KMP is well positioned for additional growth, and we will continue to pursue expansions and acquisitions toward that end.”
KMP’s 2010 budget assumes an average West Texas Intermediate (WTI) crude oil price of approximately $84 per barrel for the year.  In its CO2 segment, the company hedges the majority of its oil production but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2010, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million, or less than 0.2 percent of our combined business segments’ anticipated segment earnings before DD&A.
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.40 per share for 2010.
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Other News
Products Pipelines
●
As previously announced, KMP paid a total of approximately $206 million in the second quarter to 11 shippers to settle various rate challenges dating back to 1992 that were filed with the Federal Energy Regulatory Commission (FERC) pertaining to SFPP, L.P., a wholly owned subsidiary of KMP.  Due to the support of its general partner, the distribution to KMP’s limited partners has not been impacted by the settlement.  The general partner has agreed to a distribution from an interim capital transaction (ICT) in order for KMP to maintain distributions to its limited partners and preserve the company’s cumulative cash generated in excess of distributions.  A distribution from an ICT reduces incentive distributions to the general partner.  The distribution from an ICT taken this quarter is expected to allow KMP to resolve its remaining FERC and California Public Utilities Commission rate cases without impacting future distributions.  SFPP’s assets include approximately 2,500 miles of pipelines in California and other western states that transport refined petroleum products.

●
KMP has completed an approximately $69 million project that added 480,000 barrels of refined products storage capacity at its Carson Terminal in Carson, Calif.  The company has entered into long-term contracts with customers for all six of the new tanks which are now in service.  Additionally, the company plans to invest another $85 million to build seven more tanks with a capacity of 560,000 barrels.  Six of the tanks have already been leased and they will be in service in 2013 and 2014.

●
KMP has begun construction on an approximately $52 million project to build a new 1.6 mile delivery pipeline, three 150,000 barrel storage tanks and related facilities at the Travis Air Force Base in California.  The project is expected to be in service in March of 2012.

●
KMP’s proposed 240-mile Marcellus NGL Pipeline Lateral has garnered considerable support from producers responding to its non-binding open season.  Given these indications of interest, KMP is proceeding with environmental permitting and right-of-way development while it negotiates binding throughput commitments with interested shippers.  The proposed pipeline will connect to the Cochin Pipeline near Metamora, Ohio, and transport natural gas liquids to fractionators and petrochemical facilities near Sarnia, Ontario.  KMP contemplates a third quarter 2012 pipeline in-service date.

●
Kinder Morgan Southeast Terminals (KMST) has completed the installation of automated ethanol blending facilities at a second gasoline terminal in Selma, N.C., allowing the company to increase ethanol blending service to the area’s conventional gasoline market.  KMST has ethanol blending capabilities in 12 of the 15 markets it serves and can adjust blending ratios as needed in order to help customers meet changing regulatory requirements.

Natural Gas Pipelines

●
KMP completed the purchase of a 50 percent interest in Petrohawk Energy Corporation’s natural gas gathering and treating business in the Haynesville Shale for approximately $921 million in cash, which includes about $46 million in capital expenditures less cash flow,

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reflecting activity since Jan. 1, 2010.  The assets consist of more than 200 miles of pipeline currently in service, which is expected to increase to about 375 miles of pipeline with projected throughput of over 800 million cubic feet per day by year-end 2010.  Additionally, the system’s amine treating plants have a projected capacity of approximately 2,635 gallons per minute by year end.  KMP anticipates the joint venture will generate substantial future growth opportunities as additional development continues in the Haynesville Shale, both from Petrohawk and from third party producers.  KinderHawk Field Services LLC, the new joint venture of KMP and Petrohawk, is now operating the assets.  The venture ultimately is expected to have approximately 2 billion cubic feet (Bcf) per day of mainline throughput capacity.

●
Eagle Ford Gathering LLC, the KMP-Copano Energy joint venture that provides gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale resource play in South Texas, recently entered into a long-term gas services agreement with SM Energy Company.  SM Energy will commit up to 200,000 MMBtu per day of Eagle Ford Shale natural gas production over a 10-year term, and Eagle Ford Gathering will construct approximately 85 miles of 24- and 30-inch pipeline that is expected to begin service during the summer of 2011.  KMP and Copano will invest approximately $137 million in phase one of the project and have committed 375,000 MMBtu per day of capacity to Eagle Ford Gathering for transportation on Kinder Morgan’s intrastate pipeline and for processing at Copano’s Houston Central plant.

●
Construction continues on the Fayetteville Express Pipeline (FEP).  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 185-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, FEP is expected to begin interim service in the fourth quarter and be fully in service by year end. The joint venture’s cost estimate for this project is expected to be below $1.2 billion versus an original budget of $1.3 billion.

●
Rockies Express Pipeline (REX) continues with its compression expansion on the Entrega portion of the pipeline.  The first leg of this expansion from Meeker, Colo., to Wamsutter, Wyo., began service in December 2009.  The second leg of the expansion from Wamsutter to the Cheyenne Hub in Colorado is now expected to be completed in September 2010.

●
Midcontinent Express Pipeline completed two compression projects ahead of schedule and under budget that increased Zone 1 capacity from 1.4 to 1.8 Bcf per day and Zone 2 capacity from 1.0 to 1.2 Bcf per day.  The incremental capacity is fully subscribed with 10-year binding agreements.

●
Construction is nearing completion on an approximately $100 million project that will nearly triple the working capacity of the North Dayton Storage Facility in Texas.  Solution mining of a new cavern, with an estimated 7.25 Bcf of working capacity, was recently completed.  The new cavern is expected to be in service in the third quarter, along with additional injection horsepower and withdrawal facilities.

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●
Construction continues on the $14 million in capital improvements that are being made at KMP’s Huntsman Storage facility in Nebraska.  Incremental storage capacity arising from the expansion project started Feb. 1, 2010, under a firm service agreement with a five-year term.  Construction is expected to be completed by Nov. 1, 2010.

CO2

●
Construction continues on KMP’s Eastern Shelf Pipeline and the Katz oil field project in the Permian Basin of Texas.  The project involves the installation of a 91-mile, 10-inch diameter CO2 distribution pipeline and complementary facilities that will have an initial capacity of 65 million cubic feet per day, with the ability to increase the capacity to 200 million cubic feet per day.  In addition, the project includes the development of a new CO2 flood in the Katz Field near Knox City, Texas.  The company anticipates that the project will unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years from the Katz Field, and will provide a platform for future enhanced oil recovery operations in the region.  The pipeline is expected to be completed in the third quarter and CO2 injections into the Katz field should begin in early 2011.

Terminals

●
KMP has entered into a definitive sale and purchase agreement to acquire a terminal with ethanol tanks, a truck rack and additional acreage in Dallas, Texas, from Direct Fuels for approximately $16 million.  The facility is connected to one of the unit train terminals that KMP acquired from U.S. Development in January.  The transaction is expected to close in July of 2010.

●
KMP has signed a definitive agreement with a major oil company to support a new ethanol unit train facility at its Deer Park, Texas, terminal and a pipeline connection to its Pasadena, Texas, terminal.  The company will invest approximately $15.5 million in the first phase of the project, which is expected to be completed in the second quarter of 2011.

●	KMP renewed about 4.5 million barrels of tank storage at its terminals in the second quarter with an average contract length of 5.6 years.

●	KMP began constructing 1.15 million barrels of new tank capacity at its Carteret, N.J., terminal. The approximately $66.6 million project is expected to be completed in September of 2011.

Financings

●
KMP entered into a new $2 billion three-year unsecured revolving credit facility that will expire in June of 2013.  The new facility replaced a $1.85 billion unsecured credit facility that was scheduled to expire in August of 2010.  Borrowing under the new credit facility can be used for general partnership purposes.

●
KMP sold common units valued at approximately $535 million during the second quarter, including a KMP overnight offering, a private placement and sales under its at-the-market program.  Additionally, KMP issued $1 billion in senior notes in May.

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Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.09 distribution ($4.36 annualized) payable on Aug. 13, 2010, to shareholders of record as of July 30, 2010.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $30 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, July 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative
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measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express and KinderHawk, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, two additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow
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measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Revenues	$1,961.5	$1,645.3	$4,091.1	$3,431.8

Costs, Expenses and Other
Operating expenses	1,165.5	976.9	2,635.0	2,092.6
Depreciation, depletion and amortization	223.2	203.1	450.5	413.3
General and administrative	93.4	72.6	194.5	155.1
Taxes, other than income taxes	41.1	23.4	86.2	62.4
Other expense (income)	(5.3)	(2.7)	(6.6)	(3.6)
	1,517.9	1,273.3	3,359.6	2,719.8
Operating income	443.6	372.0	731.5	712.0

Other income (expense)
Earnings from equity investments	55.2	41.9	101.9	80.1
Amortization of excess cost of equity investments	(1.5)	(1.5)	(2.9)	(2.9)
Interest, net	(116.9)	(96.0)	(228.4)	(193.2)
Other, net	(2.3)	20.2	4.4	30.9

Income before income taxes	378.1	336.6	606.5	626.9

Income taxes	(13.0)	(8.0)	(14.0)	(31.5)

Net income	365.1	328.6	592.5	595.4

Net income attributable to Noncontrolling Interests	(3.9)	(4.8)	(6.0)	(7.7)

Net income attributable to KMP	$361.2	$323.8	$586.5	$587.7

Calculation of Limited Partners’ interest in Net Income attributable to KMP
Income attributable to KMP	$361.2	$323.8	$586.5	$587.7
Less: General Partner’s interest	(92.5)	(232.8)	(341.7)	(456.5)
Limited Partners’ interest in net income	$268.7	$91.0	$244.8	$131.2

Limited Partners’ net income per unit
Net income	$0.88	$0.33	$0.81	$0.48
Weighted average units outstanding	$304.5	$277.5	$301.7	$273.5

Declared distribution / unit	$1.09	$1.05	$2.16	$2.10

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$165.2	$155.0	$171.6	$300.4
Natural Gas Pipelines	185.0	162.1	405.6	362.9
CO2	249.4	202.7	502.6	370.1
Terminals	165.5	142.9	316.0	277.6
Kinder Morgan Canada	43.9	46.7	88.9	66.2
	$809.0	$709.4	$1,484.7	$1,377.2

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$181.1	$157.8	$345.0	$303.8
Natural Gas Pipelines	185.1	164.6	404.4	366.7
CO2	241.5	202.7	489.3	370.1
Terminals	159.0	142.5	309.9	277.2
Kinder Morgan Canada	43.9	43.0	88.9	77.4
Total	$810.6	$710.6	$1,637.5	$1,395.2

Segment DD&A and amortization of excess investments
Products Pipelines	$26.1	$24.3	$51.3	$48.1
Natural Gas Pipelines	30.8	18.6	61.3	37.1
CO2	111.4	118.8	230.2	247.2
Terminals	45.7	33.6	89.3	65.8
Kinder Morgan Canada	10.7	9.3	21.3	18.0
Total	$224.7	$204.6	$453.4	$416.2

Segment earnings contribution
Products Pipelines (1)	$155.0	$133.5	$293.7	$255.7
Natural Gas Pipelines (1)	154.3	146.0	343.1	329.6
CO2(1)	130.1	83.9	259.1	122.9
Terminals (1)	113.3	108.9	220.6	211.4
Kinder Morgan Canada (1)	33.2	33.7	67.6	59.4
General and administrative (1) (2)	(93.0)	(74.4)	(192.2)	(158.3)
Interest, net (1) (3)	(123.6)	(101.0)	(239.5)	(205.1)
Certain items
Kinder Morgan Canada non-cash tax adjustment (4)	-	3.7	-	(11.2)
Allocated non-cash long-term compensation	(1.3)	(1.4)	(2.7)	(2.8)
Acquisition costs (5)	(1.0)	-	(2.0)	(0.1)
Legal expenses (6)	-	0.5	(1.6)	0.5
Legal reserves (7)	-	-	(158.0)	-
Mark to market and ineffectiveness of certain hedges (8)	7.8	(2.5)	14.1	(3.8)
Environmental reserves	-	(3.9)	-	(3.9)
Environmental expense and loss on asset retirement (9)	(15.5)	-	(15.5)	-
Fire Insurance Reimbursement (10)	6.7	-	6.7	-
Other (11)	(0.9)	1.6	(0.9)	1.1
Sub-total certain items	(4.2)	(2.0)	(159.9)	(20.2)
Net income	$365.1	$328.6	$592.5	$595.4
Less: General Partner’s interest in net income (12)	(92.5)	(232.8)	(341.7)	(456.5)
Less: Noncontrolling interests in net income	(3.9)	(4.8)	(6.0)	(7.7)
Limited Partners’ net income	$268.7	$91.0	$244.8	$131.2

Net income attributable to KMP before certain items	$365.3	$325.8	$744.0	$607.7
Less: General Partner’s interest in net income before certain items (12)	(92.6)	(232.8)	(343.3)	(456.7)
Less: General Partner ICT impact (13)	(166.6)	-	(166.6)	-
Limited Partners’ net income before certain items	106.1	93.0	234.1	151.0
Depreciation, depletion and amortization (14)	258.8	216.6	519.2	437.7
Book (cash) taxes - net	3.9	4.8	2.3	13.5
Express and Endeavor contribution	1.2	1.1	0.8	2.7
Sustaining capital expenditures (15)	(47.7)	(41.3)	(80.4)	(70.7)
DCF before certain items	$322.3	$274.2	$676.0	$534.2

Net income / unit before certain items	$0.35	$0.34	$0.78	$0.55
DCF / unit before certain items	$1.06	$0.99	$2.24	$1.95
Weighted average units outstanding	304.5	277.5	301.7	273.5

____________
Notes ($ million)
(1)	Excludes certain items:
2Q 2009 - Products Pipelines $(2.8), Natural Gas Pipelines $(2.5), Terminals $0.4, KMC $3.7, general and administrative expense $(0.5), interest expense $(0.3)
YTD 2009 - Products Pipelines $(3.4), Natural Gas Pipelines $(3.8), Terminals $0.4, KMC $(11.2), general and administrative expense $(1.4), interest expense $(0.8)
2Q 2010 - Products Pipelines $(15.9), Natural Gas Pipelines $(0.1), CO2 $7.9, Terminals $6.5, general and administrative expense $(2.4), interest expense $(0.2)
YTD 2010 - Products Pipelines $(173.4), Natural Gas Pipelines $1.2, CO2 $13.3, Terminals $6.1, general and administrative expense $(6.5), interest expense $(0.6)
(2)	General and administrative expense includes income tax that is not allocable to the segments: 2Q 2009 - $2.3, YTD 2009 - $4.6, 2Q 2010 - $2.0, YTD 2010 - $4.2
(3)	Interest expense excludes interest income that is allocable to the segments: 2Q 2009 - $5.3, YTD 2009 - $12.7, 2Q 2010 - $6.9, YTD 2010 - $11.7
(4)	Primarily non-cash regulatory accounting adjustments made during 1Q and 2Q 2009
(5)	Acquisition income and expense items related to the Express dropdown in 1Q 2009, the Crosstex, USD, Slay acquisitions in 1Q 2010 and the KinderHawk joint venture in 2Q 2010
(6)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures
(7)	Legal reserve adjustments related to the rate case litigation of west coast products pipelines
(8)	Upstream hedge mark-to-market of $(2.5) 2Q 2009, $(3.8) YTD 2009; CO2 and Intrastates hedge ineffectiveness of $7.9 and $(0.1), respectively, in 2Q 2010 and $13.3 and $0.8 YTD 2010
Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
(9)	Environmental clean-up expense and demolition of certain assets in preparation for the sale of west coast land
(10)	Insurance reimbursements for prior period losses experienced in fires
(11)	2009 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, and Terminals overhead credit on certain items capex
2010 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, Terminals overhead credit on certain items capex, 2010 Northeast Terminals storm and flood damage
(12)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $5.3 2Q and YTD 2010
(13)	Impact of Interim Capital Transaction (ICT) on the GP
(14)	Includes Kinder Morgan Energy Partners’ (KMP) share of REX, MEP and KinderHawk (2010) DD&A: 2Q 2009 - $12.0, YTD 2009 - $21.5 and 2Q 2010 - $34.1, YTD 2010 - $65.8
(15)	Includes KMP’s share of Rockies Express (REX) and Midcontinent Express (MEP) sustaining capital expenditures

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Products Pipelines
Gasoline (1)	103.4	104.2	197.2	199.8
Diesel	38.3	36.5	71.1	72.0
Jet Fuel	26.2	28.1	51.0	54.9
Total Refined Product Volumes (MMBbl)	167.9	168.8	319.3	326.7
NGLs	5.7	7.3	11.6	12.2
Total Delivery Volumes (MMBbl) (2)	173.6	176.1	330.9	338.9
Ethanol (MMBbl) (3)	7.6	5.5	14.8	10.6

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	634.6	541.8	1,268.3	1,050.3
Sales Volumes (Bcf)	199.0	198.1	388.0	401.8

CO2
Delivery Volumes (Bcf) (5)	191.6	188.7	382.6	401.4
Sacroc Oil Production - Gross (MBbl/d) (6)	29.1	31.1	29.5	30.6
Sacroc Oil Production - Net (MBbl/d) (7)	24.2	25.9	24.6	25.5
Yates Oil Production Gross - (MBbl/d) (6)	24.3	26.8	24.9	26.6
Yates Oil Production - Net (MBbl/d) (7)	10.8	11.9	11.1	11.8
NGL Sales Volumes (MBbl/d) (8)	10.1	9.6	9.9	9.2
Realized Weighted Average Oil Price per Bbl (9) (10)	$59.58	$49.47	$60.05	$46.71
Realized Weighted Average NGL Price per Bbl (10)	$48.67	$34.02	$51.78	$31.20

Terminals
Liquids Leaseable Capacity (MMBbl)	58.2	55.1	58.2	55.1
Liquids Utilization %	95.8%	96.9%	95.8%	96.9%
Bulk Transload Tonnage (MMtons)	25.2	19.8	46.6	39.1
Ethanol (MMBbl)	14.6	8.0	30.0	16.6

Trans Mountain (MMBbls - mainline throughput)	28.3	24.3	52.1	46.9
____________
(1)	Gasoline volumes include ethanol pipeline volumes
(2)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, and KMLA pipeline volumes
(5)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(6)	Represents 100% production from the field
(7)	Represents KMP's net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for oil and NGLs are included with crude oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$143	$147
Other current assets	1,090	1,098
Property, plant and equipment, net	14,308	14,154
Investments	3,856	2,845
Goodwill, deferred charges and other assets	2,431	2,018
TOTAL ASSETS	$21,828	$20,262

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	1,571	595
Other current liabilities	1,309	1,423
Long-term debt	10,280	9,998
Value of interest rate swaps	737	332
Other	825	1,190
Total liabilities	14,722	13,538

Partners’ capital
Accumulated other comprehensive loss	(171)	(395)
Other partners’ capital	7,194	7,039
Total KMP partners’ capital	7,023	6,644
Noncontrolling interests	83	80
Total partners’ capital	7,106	6,724
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$21,828	$20,262

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$11,708	$10,446

Segment earnings before DD&A and certain items	$3,322	$3,035
G&A	(366)	(332)
Income taxes	37	44
EBITDA(1) (2)	$2,993	$2,747

Debt to EBITDA	3.9	3.8
____________
(1)	EBITDA is last twelve months.
(2)	EBITDA includes add back of KMP’s share of REX, MEP and KinderHawk DD&A